EXHIBIT 99.1

PRESS RELEASE OF NORTHWEST BANCSHARES, INC.

FOR IMMEDIATE RELEASE

Contact:	Ronald J. Seiffert, Chairman, President and Chief Executive Officer (814) 726-2140
William W. Harvey, Jr., Senior Executive Vice President and Chief Financial Officer (814) 726-2140

Northwest Bancshares, Inc. Announces Branch Optimization Plan

Warren, Pennsylvania – September 14, 2020

On September 14, 2020, Northwest Bancshares, Inc. (the “Company”) announced plans to optimize its branch network as part of its ongoing efforts to accommodate changing customer behaviors while also recognizing operating efficiencies. The Company plans to close 42 of its 205 full-service offices, or approximately 20%, throughout its footprint, one free-standing drive-through and one business office beginning Monday, December 14 through Friday, December 18, 2020.

In making this announcement, Ronald J. Seiffert, Chairman, President and CEO, noted, “Our customers’ banking preferences continue to evolve to favor a more digital banking experience and the COVID-19 pandemic has magnified and accelerated these preferences. This branch optimization plan reflects our ongoing efforts to ensure we are well positioned in our industry to provide the community bank experience that is valued by our customer base while also enhancing our strong digital and mobile banking presence. We are confident in the abilities of our dedicated employees to continue to provide our loyal customers and communities the award-winning services they deserve.”

In connection with this plan, the Company anticipates approximately $12 million in pre-tax costs which are expected to be recognized during the second half of 2020. The annual reduction in pre-tax operating expenses beginning in 2021 are estimated to be approximately $13 million.

About Northwest Bancshares, Inc.

Headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. is the holding company of Northwest Bank. Founded in 1896, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products, employee benefits and wealth management services, as well as the fulfillment of business and personal insurance needs. The Company operates 205 full-service community banking offices and eight free standing drive-through facilities in Pennsylvania, New York, Ohio and Indiana. Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market (“NWBI”). Additional information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed online at www.northwest.com.